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                                                                   EXHIBIT 10.44


                                          AGREEMENT

        AGREEMENT ("Agreement"), dated as of December 19, 2000 ("Effective Date"), by and between New Plan Excel Realty Trust, Inc., a Maryland corporation ("Company"), and James DeCicco ("DeCicco").

                                    RECITALS

        A.      DeCicco is currently Executive Vice President of the Company.

        B. The Company and DeCicco entered into an employment agreement dated as of September 25, 1998, which provides for, among other things, DeCicco's employment by the Company (the "Employment Agreement").

        C. DeCicco desires to, among other things, resign from his position as Executive Vice President of the Company.

                                    AGREEMENT

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Resignation. DeCicco hereby resigns effective as of December 29, 2000 (the "Resignation Date") as (a) an employee, officer, director and member of any committee (Board or otherwise) of the Company, including, but not limited to, his position as Executive Vice President of the Company, (b) a representative, agent, signatory and other similar positions in connection with or for the benefit of the Company and (c) an employee, officer, director, member of any committee (Board or otherwise), trustee, representative, agent, signatory and other similar position of any and all subsidiaries, affiliates (including without limitation, ERT Development Corporation and its subsidiaries and affiliates) and benefit plans of the Company. DeCicco agrees to execute all documents that the Company reasonably determines are necessary or desirable to effectuate or reflect the foregoing.

2.      Payments and Benefits. In consideration of the resignations set forth in
Section 1 above, the Company shall provide DeCicco with the payments and benefits set forth below:

(a) the Company shall pay DeCicco, upon the terms set forth below, the sum of $476,000 (the "Gross Amount"), subject to the remaining provisions of this clause (a). As of the date hereof, DeCicco has certain demand loans outstanding to the Company (or its subsidiaries) in the aggregate amount of $9,845.50 (inclusive of accrued interest thereon from October 1, 2000 through the Resignation Date) (the "Loan Balance"). It is agreed that the Gross Amount shall be reduced by the Loan Balance. The Gross Amount (after


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        deduction of the Loan Amount) shall be paid to DeCicco in four equal yearly installments of $116,538.62 each (each, an "Installment"), with the first Installment being paid not earlier than January 1, 2001 and not later than January 14, 2001 and the other three Installments being paid between January 1 and January 14 of 2002, 2003 and 2004, respectively. It is further agreed that each Installment subsequent to the January, 2001 Installment shall accrue interest at the annual rate of 7% per annum, simple and shall be paid together with the applicable Installment payment.

(b) the Company shall pay DeCicco not earlier than January 1, 2001 and not later than January 14, 2001 the sum of $20,451.27 for all accrued vacation to which he is entitled as of the Resignation Date. DeCicco acknowledges that this amount is the aggregate amount of accrued vacation to which he is entitled as of the Resignation Date;

(c) all stock options held by DeCicco shall be cancelled as of the Resignation Date;

(d) the Company shall provide DeCicco, his spouse and dependents, until December 31, 2003, those benefits set forth in Section 8(a)(ii) of the Employment Agreement in accordance with the terms of said Section 8(a)(ii), subject, however, to the provisos contained in said Section 8(a)(ii), which Section 8(a)(ii) shall survive the termination of the Employment Agreement;

(e) the Company shall allow DeCicco to keep the Company car currently being used by DeCicco and shall transfer title of the car to DeCicco, except that DeCicco shall, from and after the Resignation Date, be responsible for all costs and insurance with respect to the car; and

(f) the provisions of Sections 8(a)(iii) and (vii) of the Employment Agreement shall survive the termination of the Employment Agreement.

3. Consulting Period. During the period from the Resignation Date through the first anniversary of the Resignation Date ("Consulting Period"), DeCicco shall provide such consulting services (the "Consulting Services") to the Company as the Company may reasonably request with respect to development and redevelopment opportunities in the greater New York metropolitan area. DeCicco shall devote such time and energy on said Consulting Services as is necessary for DeCicco to provide the Company with such Consulting Services as the Company reasonably requires. In connection therewith, DeCicco shall provide the Company with written documentation and status updates (in form and substance reasonably required by the Company) relative to any projects on which DeCicco is providing said Consulting Services. During the Consulting Period, the Company shall pay DeCicco for such Consulting Services at the annual rate of $50,000, with payments being made in equal monthly installments not later than the 15th day of each month


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during the Consulting Period ("Consulting Payments"). Other than as provided in paragraphs 2(d) and 2(e) of this Agreement, DeCicco shall not be entitled to any benefits or perquisites during the Consulting Period.

4.      Retention of Items and Documents. Except as otherwise provided in section 2(e) regarding the Company car, DeCicco will return to the Company on or prior to the Resignation Date all items related to the Company including, but without limitation, all originals and all copies of documents, notes, computer discs, tapes or other tangible information of any sort which he has in his possession or under his custody or control that is the property of Company or is confidential information and will not retain any copies of such items. In addition, on or prior to the Resignation Date, DeCicco shall return to the Company the Company credit card and phone currently being used by DeCicco.

5.      Release.

                (a) DeCicco. In consideration of the promises made by the parties in this Agreement and the payments to be made by Company under this Agreement, the receipt and sufficiency of which are hereby acknowledged, DeCicco hereby releases and forever discharges, except as expressly provided herein, the Company and its subsidiaries and affiliates and their shareholders, directors, officers, agents, representatives, and employees and successors and assigns, past and present ("Employer Released Parties"), jointly and individually, from any and all claims, obligations, demands, damages, causes of action or liabilities of any nature or kind whatsoever, known or unknown, which DeCicco, his heirs, successors or assigns ever had or now have arising out of or in any way connected with his employment and/or separation from Company or its subsidiaries and affiliates including, but not limited to, claims arising under or relating to the Employment Agreement and DeCicco's services in any of the capacities described in Section 1; provided, however, that this release does not include, and specifically excludes, any and all claims, obligations, demands, damages, causes of action or liabilities relating to or arising out of (i) this Agreement and (ii) indemnification under the Company's articles of incorporation or by-laws or indemnification obligations under this Agreement. Without limiting the generality of the foregoing or the excluded items contained in the proviso in the immediately preceding sentence, this release applies to any right which DeCicco, his heirs, successors or assigns have or may have to commence or maintain a charge or action alleging discrimination under any federal, state, or local statute (whether before a court or an administrative agency), including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, all as amended from time to time, and to any right which DeCicco, his heirs, successors or assigns have or may have to commence or maintain a claim for attorneys' fees, wrongful discharge, estoppel, breach of contract, damage to personal or professional reputation, misrepresentation, and/or intentional or negligent infliction of emotional distress.


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DeCicco warrants and represents he has not directly or indirectly transferred or assigned rights or causes of action against the Employer Released Parties. DeCicco agrees not to make, assert or maintain any charge, claim, demand or action which would be covered by this release. If DeCicco breaches this provision, he agrees to indemnify the Employer Released Parties against all liability, costs and expenses. including reasonable attorneys' fees, related to such breach and in addition, DeCicco shall forfeit and waive any rights or claims to the payment of any Installment or Consulting Payment not yet paid to DeCicco by the Company and DeCicco shall further be required to return the Company car to the Company.

                (b) Company. In consideration for the promises made by the parties in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (which for purposes of this paragraph shall be deemed to include all Employer Released Parties) hereby releases and forever discharges, except as hereinafter expressly provided, DeCicco and his successors and assigns, past and present ("DeCicco Released Parties"), jointly and individually, from any and all claims, obligations, demands, damages, causes of action or liabilities of any nature or kind whatsoever, known or unknown which the Company and/or a subsidiary or affiliate of the Company ever had or now has arising out of or in any way connected with DeCicco's employment and/or separation from Company or its subsidiaries and affiliates including, but not limited to, claims arising under or relating to the Employment Agreement and DeCicco's services in any capacities described in Section 1; provided, however, that this release does not include, and specifically excludes, any and all claims, obligations, demands, damages, causes of action or liabilities relating to or arising from (i) any claims as to which indemnification of a director or officer of the Company would be unavailable under Maryland law and (ii) any breach by DeCicco of the provisions of this Agreement. The Company warrants and represents that neither it, nor a subsidiary, nor an affiliate of the Company has directly or indirectly transferred or assigned rights or causes of action against the DeCicco Released Parties. The Company agrees not to make, assert or maintain (either directly or indirectly through a subsidiary or an affiliate of the Company) any charge, claim, demand or action which would be covered by this release. If the Company breaches this provision, it agrees to indemnify the DeCicco Released Parties against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

6.      Non-Disparagement.

        (a) DeCicco agrees that he will not, directly or indirectly, individually or in concert with others, intentionally engage in any conduct or make any statement that is calculated or likely to have the effect of undermining or disparaging the reputation of the Company or any entity in control of, controlled by or under common control with the Company or in which the Company owns any material amount of common or preferred stock or interest or any entity in control of, controlled by or under common control with such


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        entity ("Affiliate"), or their good will, products, or business opportunities or that is calculated or likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative, or employee, past or present, of the Company and/or its Affiliates.; provided, however, that DeCicco will be able to respond to any statement made or published by the Company in breach of its obligations under Section 6(b) below (and/or a statement made by a current or former director or officer of the Company that would have been in violation of this provision had such person been a party to this Agreement).

        (b) The Company agrees that it will not, directly or indirectly, individually or in concert with others, intentionally engage in any conduct or make any statement that is calculated or likely to have the effect of undermining or disparaging the reputation of DeCicco; provided, however, that the Company will be able to respond to any statement made or published by DeCicco in breach of his obligations under Section 6(a) above. The Company will inform its directors and executive officers of this requirement and will take reasonable measures to cause its directors and officers to comply with it. In the event that the Company breaches the provisions of this Section and DeCicco, as a result of said breach by the Company, brings legal action against the Company, then in such event the Company shall not be entitled to withhold or offset any payment to DeCicco of any unpaid Installment or Consulting Payment.

7. ADEA Waiver. DeCicco acknowledges that this Agreement includes a waiver of any rights and claims arising under the Age Discrimination in Employment Act ("ADEA"). DeCicco understands he is not waiving rights or claims that may arise after the date this Agreement is executed. DeCicco acknowledges that the consideration he is receiving in exchange for his waiver of the rights and claims specified herein exceeds anything of value to which he already is entitled. DeCicco acknowledges that he was advised in writing on or prior to the Effective Date, to consult with an attorney prior to executing this Agreement. DeCicco acknowledges that he has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice and counsel from his attorney. DeCicco acknowledges that he was given a period of at least twenty-one (21) days within which to consider this Agreement and was so advised in writing on or prior to the Effective Date. DeCicco understands that he may revoke this ADEA waiver during the seven (7) days following the execution of this Agreement and that the ADEA waiver shall not become effective or enforceable until that seven-day revocation period has expired.

8. Mitigation. DeCicco shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due DeCicco under Section 2 of this Agreement on account of subsequent employment. In the event that DeCicco accepts employment on a full


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time basis at any time during the Consulting Period such that DeCicco is thereafter in the Company's reasonable opinion unable in any material respect to provide the Company with the Consulting Services set forth in Section 3 of this Agreement, then the Company at its option shall have the right upon written notice to DeCicco to terminate the Consulting Services being provided by DeCicco, in which event from and after the date of such written termination notice the Company shall have no further obligation under this Agreement to make the Consulting Payments to DeCicco.

9. Confidential Information, Ownership of Documents, Indemnification and Insurance.

        (a) The provisions of Sections 10(a), 10(b), 10(d), 10(e) and 11 of the Employment Agreement shall apply as if set forth herein. For purposes of incorporating Section 11 of the Employment Agreement in this Agreement, the term Company shall be deemed to include affiliates of the Company.

        (b) From the Resignation Date through the sixth anniversary of the Resignation Date, the Company agrees that DeCicco shall be covered under any director's and officer's liability insurance policy maintained by the Company with respect to senior executive officers as in effect from time to time but the Company shall have no requirement or obligation to continue to maintain any director's and officer's liability insurance policy.

        (c) In consideration of the payments being made by the Company to DeCicco as provided in this Agreement, DeCicco agrees that he will not, either directly or indirectly, alone or in association or concert with, or as a shareholder, joint venturer, member, principal, agent, consultant, broker, employee, officer, director or partner of or to, any corporation, partnership, organization or other person or entity, pursue, broker, divert or attempt to develop any project or transaction which the Company (or any of its affiliated entities) is considering, pursuing, developing or attempting to develop as of the Resignation Date. In addition, DeCicco agrees not to solicit or initiate contact with any then existing tenant in a shopping center owned or leased by the Company if the purpose of such solicitation or initiation is to have said tenant relocate its store premises to another location within a radius of ten (10) miles from the Company shopping center. Except as provided in this paragraph 9(c), the provisions of Section 10(c) of the Employment Agreement shall not survive the termination of the Employment Agreement. In the event that DeCicco breaches the provisions of this paragraph 9 (c), DeCicco agrees that the Company shall be entitled to injunction relief against DeCicco as a result of such breach and in addition thereto DeCicco shall forfeit and waive any rights or claims to the payment of any Installment or Consulting Payment not yet paid to DeCicco by the Company and DeCicco shall further be required to return the Company car to the Company.


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10.     Successors; Binding Agreement.

                (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                (b) DeCicco's Successors. No rights or obligations of DeCicco under the Agreement may be assigned or transferred by DeCicco other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon DeCicco's death, this Agreement and all rights of DeCicco hereunder shall inure to the benefit of and be enforceable by DeCicco's beneficiary or beneficiaries, personal or legal representatives, or estate. In the event of DeCicco's death or a judicial determination of his incompetence, reference in this Agreement to DeCicco shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If DeCicco should die after the Resignation Date while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by DeCicco, or otherwise to his legal representatives or estate and the provisions of Section 2(d) relating to medical, dental and hospitalization benefits shall continue to apply with respect to DeCicco's surviving spouse and/or dependents.

11. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to DeCicco:

        James DeCicco
        19 Schoolhouse Lane
        Lakewood, NJ 08701


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If to the Company:

        New Plan Excel Realty Trust, Inc.
        1120 Avenue of the Americas
        New York, New York 10036
        Attn: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by DeCicco and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties hereunder of this Agreement shall survive DeCicco's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Entire Agreement. Except as otherwise expressly provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, the Employment Agreement, is hereby terminated and canceled with no rights or claim to any payment or benefits thereunder (including without limitation any payments or benefits under the Employment Agreement for termination by the Company without Cause or by DeCicco for Good Reason).


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16.     Withholding. All payments or benefits under this Agreement (including, without limitation, the Gross Amount and the Consulting Payment) shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be permitted to take any other action required to comply with withholding obligations.

17. Press Release. The Company and DeCicco will mutually agree upon the text of a statement concerning the circumstances of DeCicco's resignation from the Company, and the Company will inform DeCicco reasonably in advance of the making of such statement. All subsequent announcements and communications to be made by the Company in relation to DeCicco's resignation shall be based upon and consistent with such statement. The Company will inform its directors and executive officers of this requirement and will take reasonable measures to cause its directors and officers to comply with it at the Company's sole discretion.

18. Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

19. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

20. Cooperation. For one (1) year after the Resignation Date, DeCicco agrees upon request of the Company to make himself available at reasonable times during normal business hours and upon reasonable notice for the purpose of assisting the Company with responding to questions, depositions, administrative proceedings and court hearings, executing documents, and cooperating with Company and its accountants and legal counsel with respect to claims and litigation of which he has personal or corporate knowledge. The Company agrees to reimburse DeCicco for all reasonable expenses, including, without limitation, travel expenses, incurred in connection with such service upon the presentation of reasonable itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers. The services to be provided by DeCicco pursuant to the provisions of this Section 20 are in addition to the services to be provided by DeCicco pursuant to the provisions of Section 3 hereof. In the event that DeCicco is required to spend in excess of 10 days pursuant to the provisions of this Section 20, then for each day thereafter that DeCicco spends providing such services to the Company DeCicco shall be paid a per diem rate of $500.00 per day, in addition to the expense reimbursement provided for herein.


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21.     Shareholder Approval. The Company represents and warrants to DeCicco that no shareholder approval is required for the Company to enter into this Agreement and provide the benefits hereunder.


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22.     ACKNOWLEDGMENT. DECICCO REPRESENTS AND AGREES THAT HE FULLY UNDERSTANDS
HIS RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH LEGAL COUNSEL AND, TO THE EXTENT HE DEEMS APPROPRIATE, HE HAS FULLY AVAILED HIMSELF OF THIS RIGHT, AND HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND IS VOLUNTARILY ENTERING INTO THEM.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                                  NEW PLAN EXCEL REALTY TRUST,
                                                  INC., a Maryland corporation


                                                  By:  /s/  Steven F. Siegel
                                                       -------------------------
                                                  Name:  Steven F. Siegel
                                                         -----------------------
                                                  Title:  Senior VP
                                                          ----------------------


                                                  JAMES DECICCO


                                                  /s/  James DeCicco
                                                  ------------------------------



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